EXHIBIT 22.0

List of Subsidiaries

First Tier

Matthews & Wright, Inc. (Delaware)
Snider, Williams & Co., Inc. (Delaware)
Randolph, Hudson & Co., Inc. (Delaware)
Eden Consulting, Inc. (New York)
Shaw Realty Company, Inc. (New York)
Burrows, Hayes Company, Inc. (New York)
Dover, Sussex Company, Inc. (New York)
Housing Capital Corporation (New York)
Randel, Palmer & Co., Inc. (New York)
Parker, Reld & Co., Inc. (New York)
McAdam, Taylor & Co., Inc. (New York)
Helmstar Funding, Inc. (Pennsylvania)
Ryan, Jones & Co., Inc. (New York)

Second Tier

Randolph, Hudson & Co., Inc. (99% investor)
Snider, Williams & Co., Inc. (1% investor)

Movieplex Realty Leasing, L.L.C. (New Jersey)